Exhibit 99.(h)(3)(e)

AMENDMENT TO

TRANSFER AGENCY AGREEMENT

AMENDMENT made as of the 1st day of July, 2009, between The Victory Institutional Funds (the “Trust”), and Citi Fund Services Ohio, Inc., formerly known as BISYS Fund Services Ohio, Inc. (“Citi”), to the Transfer Agency Agreement dated April 1, 2002, between the Trust and Citi (as previously amended and in effect on the date hereof, the “Agreement”). All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

WHEREAS, Citi and the Trust wish to enter into this Amendment to the Agreement to extend the term of the Agreement and revise certain other provisions of the Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter contained and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, intending to be legally bound, the Trust and Citi hereby agree as follows:

1.     Name Change. All references to “BISYS” shall mean “Citi”.

2.     Amendments.

(a)                                  The first sentence of Section 5(a) of the Agreement is deleted and replaced with the following:

“Unless otherwise terminated as provided herein, this Agreement shall continue in effect through June 30, 2012 (such period, the “Initial Term”).”

(b)           The following is added to the end of Section 5(a) of the Agreement as separate paragraphs:

“Citi shall notify the Trust within thirty (30) days after any unaffiliated entity or group of entities acquires a controlling interest in Citi through any sale, merger, consolidation or other transaction which involves substantially all of the assets and property of Citi.

Notwithstanding anything in this Agreement to the contrary, either party may terminate the Agreement without any requirement to pay liquidated damages by: (i) providing written notice within thirty (30) days from the date of notice of the change in control, with such termination to be effective within sixty (60) days or (ii) as set forth in Schedule E. For purposes of this Section 5(a), control means (i) ownership of, or possession of the right to vote, more than 25% of the outstanding voting equity of that person or (ii) the right to control the appointment of the board of directors, management or executive officers of that person. In addition, the mere receipt by Citi, directly or indirectly, of investments or monies from the Federal government or the sale by Citi of any assets to a pooled investment vehicle sponsored or created by the Federal government shall not be deemed to result in a change of control for purposes of this Agreement.”

(c)                                  A new Section 29 of the Agreement is added as follows and a new Schedule E to the Agreement is attached hereto:

“Citi shall perform the Services in accordance with the standards set forth in Schedule E. The parties agree to include additional mutually agreed upon standards prior to December 31, 2009. Additional standards that the parties mutually agree upon may also be added at any time. For the avoidance of doubt, the standards set forth in Schedule E are intended by the parties to help ensure service quality and the termination provision set forth in Schedule E shall be the Trust’s sole remedy for a failure to meet the service standards unless such failure is also an independent breach by Citi of its standard of care as described in Section 6.”

(d)                                 Section 17 of the Agreement is deleted and replaced with the following:

“Citi shall maintain a fidelity bond covering larceny and embezzlement in an amount that is appropriate in light of its duties and responsibilities hereunder. Citi shall have the option, either alone or in conjunction with Citigroup, Citi’s ultimate parent corporation, or any subsidiaries or affiliates of Citigroup, to maintain self insurance and/or provide or maintain any insurance required by this Agreement under blanket insurance policies maintained by Citi or Citigroup, or provide or maintain insurance through such alternative risk management programs as Citigroup may provide or participate in from time to time (such types of insurance programs being herein collectively and severally referred to as “self insurance”), provided the same does not thereby decrease the insurance coverage or limits sets forth in this Section. Any self insurance shall be deemed to contain all of the terms and conditions applicable to such insurance as required in this Section. If Citi elects to self-insure, then, with respect to any claims which may result from incidents occurring during the Term, such self insurance obligation shall survive the expiration or earlier termination of this Agreement to the same extent as the insurance required would survive.”

(e)           The following is added to the end of Schedule C:

“Citi agrees that if (A) Citi enters into a Comparable Agreement with a new customer after July 1, 2009 and (B) Citi charges an overall fee under such Comparable Agreement lower than the overall fee rate charged to the Client, Citi will notify Client of such arrangement and shall offer the same overall fee rate to the Client. For purposes of the foregoing, a “Comparable Agreement” shall be any agreement with another customer that is equivalent to all the agreements, including this Agreement, that Citi has entered into regarding The Victory Institutional Funds, The Victory Portfolios and The Victory Variable Insurance Funds taking into account (A) the type and volume of services being provided, including the number and type of funds, classes and intermediaries through which the funds are distributed, (B) fees and fee minimums, including breakpoints and service credit arrangements (if applicable), (C) the term and termination rights of the parties, (D) the allocation of material liability and other risks under the services agreement and (E) the scope, depth and terms of the overall business relationship between (i) Citi and its affiliates and (ii) such other customer and its affiliates. For purposes of the foregoing, a Comparable Agreement shall not include any agreement with a customer of Citi that becomes a customer of Citi through the acquisition by Citi or any affiliate of Citi of (i) all or a portion of the assets (including service contracts) of or (ii) an equity interest in another, non-affiliated fund accounting, fund administration or transfer agency business.”

3.             Representations and Warranties.

(a)           The Trust represents (i) that it has full power and authority to enter into this Amendment, (ii) that this Amendment, and all information relating thereto has been presented to and reviewed by the Board of Trustees of the Trust (the “Board”), and (iii) that the Board has approved this Amendment.

(b)           Citi represents that it has full power and authority to enter into and perform this Amendment.

4.             Miscellaneous.

(a)           This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.

(b)           Each reference to the Agreement in the Agreement (as it existed prior to this Amendment), shall hereafter be construed as a reference to the Agreement as amended by this Amendment. Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect. No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.

(c)           Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

(d)           This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

IN WITNESS WHEREOF, intending to be legally bound, the parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

THE VICTORY INSTITUTIONAL FUNDS

By:	/s/ Michael Policarpo

Name:	Michael Policarpo
Title:	President

CITI FUND SERVICES OHIO. INC.

By:	/s/ Fred Naddaff

Name:	Fred Naddaff
Title:	President

SCHEDULE E

SERVICE STANDARDS

In the event that Citi fails to meet the same service standard listed below for three consecutive months, Citi must remedy the deficiency by meeting the standard in the next month.  If Citi does not meet the standard in the next month, the Trust shave have the right, exercisable over the next thirty days, to terminate this Agreement upon sixty days written notice to Citi.  Any failure to meet the standard due to a circumstance outside of Citi’s control shall not be deemed a failure by Citi to meet its standard.  For the purposes of this Schedule E, the services that Citi provides to the Trust, other than with respect to telephone servicing, shall be aggregated with the services that Citi provides to its other mutual fund clients and Citi’s performance shall be determined accordingly.

Item	Standard

Financial Transactions	98%

Maintenance Transactions	98%

New Accounts	95%

Timeliness	85% (in 20 seconds or less standard)

ASA	< 20 seconds

Abandoned Calls	< 2.5% standard